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CUSIP NO. 78571U 10 8                    13G                   PAGE 1 OF 4 PAGES



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

 Information to be included in Statements filed pursuant to Rules 13d-1(b), (c), and (d) and Amendments thereto filed pursuant to Rule 13d-2(b)
                           (Amendment No. ________)(1)


                              SABRATEK CORPORATION
                              --------------------
                                (Name of Issuer)


                     Common Stock Par Value $0.01 Per Share
                     --------------------------------------
                         (Title of Class of Securities)


                                   78571U 10 8
                                   -----------
                                 (CUSIP Number)


                                  June 1, 1999
                                  ------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]    Rule 13d-1(b)
     [X]    Rule 13d-1(c)
     [ ]    Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




Page 1 of 4 Pages
No Exhibit Index


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CUSIP NO. 78571U 10 8                    13G                   PAGE 2 OF 4 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     RALIN MEDICAL, INC.  #93-0917473
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [_]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------

       NUMBER OF        5   SOLE VOTING POWER

        SHARES              900,000
                        --------------------------------------------------------
     BENEFICIALLY       6   SHARED VOTING POWER

       OWNED BY             -0-
                        --------------------------------------------------------
          EACH          7   SOLE DISPOSITIVE POWER

       REPORTING            900,000
                        --------------------------------------------------------
         PERSON         8   SHARED DISPOSITIVE POWER

          WITH              -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     900,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [_]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.24%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


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CUSIP NO. 78571U 10 8                    13G                   PAGE 3 OF 4 PAGES

ITEM 1.

(a)    Name of Issuer:  Sabratek Corporation
(b)    Address of Issuer's Principal Executive Offices:
         8111 North St. Louis Avenue, Skokie, IL  60076

ITEM 2.

(a)    Name of Person Filing:  Ralin Medical, Inc.
(b)    Address of Principle Business Office:
         1371A Abbot Court, Buffalo Grove, IL  60089
(c)    Citizenship:  U.S.A.
(d)    Title of Class of Securities:  Common Stock, $0.01 par value per share
(e)    CUSIP Number:  78571U 10 8


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

(a) - (j)  Not Applicable.

       If this Statement is filed pursuant to Rule 13d-1(c), check this box. [X]


ITEM 4.       OWNERSHIP

(a)      See response to Number 9 on cover page.
(b)      See response to Number 11 on cover page.
(c)(i)   See response to Number 5 on cover page.
(d)(ii)  See response to Number 6 on cover page.
(e)(iii) See response to Number 7 on cover page.
(f)(iv)  See response to Number 8 on cover page.


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable.


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.




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CUSIP NO. 78571U 10 8                    13G                   PAGE 4 OF 4 PAGES

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.


ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable.


ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.


ITEM 10.      CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             June 9, 1999
                                             ------------
                                             Date


                                             /s/ Scott P. Pettit
                                             -------------------------------
                                             Signature

                                             Scott P. Pettit, Vice President
                                             -------------------------------
                                             Name/Title